Exhibit 10.1

COMMUTATION AND RELEASE AGREEMENT

This COMMUTATION AND RELEASE AGREEMENT (this “Agreement”) dated July 17, 2012 shall be effective upon approval of the Maricopa County, Arizona, Superior Court in CV 2011-018944 (the “Receivership Court”) (the “Effective Time”) by and between PMI Mortgage Insurance Co., in Rehabilitation (“PMI”), an insurance company organized under the laws of the State of Arizona (the “Reinsured”) and WM Mortgage Reinsurance Company, Inc. (“WMRC”) a corporation organized under the laws of the State of Hawaii (the “Reinsurer”).

WHEREAS, on March 14, 2012, the Receivership Court entered an Order for Appointment of Receiver and Injunction (“Receivership Order”) appointing the Arizona Director of Insurance as Receiver of PMI (“Receiver”) and directing her to rehabilitate PMI;

WHEREAS, effective July 1, 1999, WMRC entered into an Excess Layer Retrocession Agreement with TPG Insurance Co. (“TPG”), pursuant to which WMRC assumed certain reinsurance obligation from TPG arising under a Reinsurance Agreement effective July 1, 1999 (“Reinsurance Agreement I”) by and between PMI and TPG;

WHEREAS, effective January 1, 1999, Fleet Mortgage Reinsurance Company (“FMRC”) entered into an Excess Layer Retrocession Agreement with TPG, pursuant to which FMRC assumed certain reinsurance obligations from TPG arising under a Facultative Excess Layer Reinsurance Agreement effective January 1, 1999 (“Reinsurance Agreement II”) by and between PMI and TPG;

WHEREAS, effective April 1, 1999, WM Mortgage Reinsurance Company II (“WMII”) (as successor corporation to Allecon Reinsurance Company) entered into an Excess Layer Primary Mortgage Guarantee Retrocession Agreement with TPG, pursuant to which WMII assumed certain reinsurance obligations from TPG arising under a Facultative Excess Layer Primary Mortgage Guaranty Reinsurance Agreement (“Reinsurance Agreement III”) by and between PMI and TPG;

WHEREAS, in connection with each of the aforementioned reinsurance and retrocession agreements, the Parties thereto entered into separate trust agreements (the “Three Trust Agreements”) for purposes of securing the reinsurance obligations of TPG, WMRC, WMII and FMRC;

WHEREAS, effective October 1, 2002, Washington Mutual Bank, the owner of WMRC, merged WMII and FMRC with and into WMRC and all rights and obligation of WMII and FMRC became, by operation of law, rights and obligations of WMRC;

WHEREAS, TPG, Reinsurer and Reinsured entered into that certain Reinsurance Administration and Assumption Agreement effective January 1, 2003, whereby Reinsurer assumed all rights and obligations previously undertaken by TPG under Reinsurance Agreement I, Reinsurance Agreement II and Reinsurance Agreement III and which terminated that certain July 1, 1999 Excess Layer Retrocession Agreement, that certain January 1, 1999 Excess Layer Retrocession Agreement and that certain April 1, 1999 Excess Layer Primary Mortgage Guarantee Retrocession Agreement;

WHEREAS, pursuant to that certain Reinsurance Administration and Assumption Agreement effective January 1, 2003, the parties agreed to consolidate the assets in the three trust accounts administered by the Three Trust Agreements into a single trust account administered by a new trust agreement; and

WHEREAS, Reinsured and Reinsurer entered into that certain January 1, 2003 Excess of Loss Policy Year Reinsurance Agreement, as amended (“Reinsurance Agreement IV” collectively with Reinsurance Agreements I, II and III, the “Reinsurance Agreements”), whereby Reinsured ceded to Reinsurer and Reinsurer assumed and reinsured certain insurance liabilities;

WHEREAS, Reinsurer, Reinsured and U.S. Bank, N.A. (the “Trustee”), entered into that certain January 1, 2003 Trust Agreement, as amended (“Trust Agreement”), to secure and consolidate Reinsurer’s obligations under the Reinsurance Agreements and to set forth the duties and powers of the Trustee with respect to the Trust Agreement, and to create a trust account (the “Trust Account”);

WHEREAS, the Reinsured and the Reinsurer desire a full and final settlement, discharge, commutation and release of any and all of each of their respective liabilities, rights, duties and obligations under the Reinsurance Agreements, as amended; and

NOW, THEREFORE, the Reinsured and the Reinsurer (each a “Party”, and collectively, the “Parties”) agree as follows:

ARTICLE I

COMMUTATION AND RELEASE CONSIDERATION

Section 1.1 Commutation and Release Consideration. In consideration for this commutation, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Trust Account assets shall be disbursed as follows: (i) the Reinsured shall be paid $49,000,000 (forty-nine million dollars) in cash, and (ii) the Reinsurer shall be paid all cash and assets remaining in the Trust Account following payment of the amounts under (i). The Parties agree that Trustee disbursement instructions consistent with the foregoing shall be included with the Notice of Intention referred to in Section 5.3 below.

ARTICLE IIc

COMMUTATION AND RELEASE

Section 2.1 Reinsured Release of the Reinsurer. In consideration of receipt of the disbursement in Article I and the release provided in Section 2.2, as of the Effective Time, the Reinsured hereby forever releases and discharges the Reinsurer, and its respective predecessors, successors, parents, assigns, officers, directors, agents, employees, representatives, liquidators, receivers, shareholders, heirs, executors, administrators, and attorneys from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law, in equity, in admiralty, in contract or in tort, all whether known or unknown, suspected or unsuspected, vested or contingent, that the Reinsured now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, arising out of conduct or matters occurring prior to or subsequent to the execution of this Agreement, against the Reinsurer, arising from, based upon, or in any way directly or indirectly related to the Reinsurance Agreements, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Reinsured under and in connection with the Reinsurance Agreements, provided, however, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement.

Section 2.2 Reinsurer Release of the Reinsured. In consideration of receipt of the disbursement described in Article I and the release provided in Section 2.1, as of the Effective Time, the Reinsurer hereby forever releases and discharges the Reinsured, and its respective predecessors, successors, parents, assigns, officers, directors, agents, employees, representatives, liquidators, receivers, shareholders, heirs, executors, administrators, and attorneys from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law, in equity, in admiralty, in contract or in tort, all whether known or unknown, suspected or unsuspected, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, arising out of conduct or matters occurring prior to or subsequent to the execution of this Agreement, against the

Reinsured, arising from, based upon, or in any way directly or indirectly related to the Reinsurance Agreements, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsured’s current and future liabilities to the Reinsurer under and in connection with the Reinsurance Agreements provided, however, that this release does not discharge obligations of the Reinsured that have been undertaken or imposed by the terms of this Agreement.

ARTICLE III

INDEPENDENT INVESTIGATION

Section 3.1 Independent Investigation. The Reinsured and the Reinsurer acknowledge that they have each entered into this Agreement in reliance on their own independent investigation and analysis of the facts underlying their participation in the Reinsurance Agreement, and that no representations, warranties or promises of any kind have been made, directly or indirectly, to induce them to execute this Agreement other than those which are expressly set forth herein. Nevertheless, the Parties acknowledge that they may later discover facts different from or in addition to those now known or believed to be known regarding their participation in the Reinsurance Agreements and agree that this Agreement shall remain in force notwithstanding the existence of or belief regarding any different or additional facts.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Each Party. Subject to the approval requirement of Section 5.14 hereof, each Party hereto represents and warrants to the other Party that:

(a) the execution of this Agreement is fully authorized by it;

(b) the person or persons executing this Agreement on its behalf have the necessary and appropriate authority to do so;

(c) it has no notice of any pending action, agreements, transactions, or negotiations to which it is a party or is likely to be made a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and

(d) any authorization, consent, or approval of any court or governmental entity, required to make this Agreement valid and binding has been obtained.

ARTICLE V

MISCELLANEOUS

Section 5.1 Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

Section 5.2 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

(a) If to the Reinsured:

PMI Mortgage Insurance Co., in receivership

Risk Share Operations

3003 Oak Road

Walnut Creek, CA 94597

Facsimile: 925-658-6191

Attention:

With a copy to:

PMI Mortgage Insurance Co., in receivership

Legal Department

3003 Oak Road

Walnut Creek, CA 94597

Facsimile: 925-658-6175

Attention: General Counsel

If to the Reinsurer:

WM Mortgage Reinsurance Company, Inc

1201 Third Avenue, Suite 3000

Seattle, Wa 98101

Facsimile 206-432-8879

Attention: Peter L. Struck

‘With a copy to:

Ms. Lynn Saito

Vice President, Captive Solutions

Marsh Management Services, Inc.

745 Fort Street, Suite 1100

Honolulu, HI 96813

or to such other address or to such other person as either Party may have last designated by notice to the other Party.

Section 5.3 Termination of Trust Agreement. Immediately following execution of this Agreement, the Parties shall deliver to the Trustee a joint written notice of their intention to terminate the Trust Agreement (“Notice of Intention”), in the form attached hereto as Schedule A.

Section 5.4 Successors and Assigns. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective successors, assigns, receivers, liquidators, rehabilitators, conservators and supervisors, it not being the intent of the Parties to create any third party beneficiaries, except as specifically provided in this Agreement.

Section 5.5 Execution in Counterpart. This Agreement may be executed by the Parties hereto in any number of counterparts, and by each of the Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.6 Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Reinsured and the Reinsurer.

Section 5.7 Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with the laws of the State of Arizona, without regard to laws governing conflicts of law therein. Reinsurer hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Maricopa County, Arizona Superior Court, case No. CV 2011-018944 consolidated with CV 2011-018714 overseeing the proceedings instituted by the Arizona Department of Insurance as to Reinsured, and any appellate court thereof, in any suit, action, proceeding, claim or counterclaim brought by or on behalf of Reinsured related to or arising out of this Agreement (each a “Proceeding”), and Reinsurer hereby irrevocably and unconditionally agrees that all claims in respect of any such Proceeding may be heard and determined in such court. With respect to any such Proceeding, Reinsurer hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (i) any objection which it may now or hereafter have to the laying of venue; and (ii) the defense of an inconvenient forum; and (iii) any right to a jury trial.

Section 5.8 Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the Parties and their respective affiliates, representatives and agents in respect of the subject matter hereof.

Section 5.9 Severability. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 5.10 No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first Party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or equity.

Section 5.11 Negotiated Agreement. This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

Section 5.12 Interpretation. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 5.13 Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party hereto does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not, directly or indirectly, contest the validity or enforceability hereof.

Section 5.14 Approval and Reporting. The Parties agree that this Agreement shall not be effective until it is approved by the Receivership Court and should the Receivership Court not approve this Agreement, it shall automatically terminate and be of no force and effect as of the date of such non-confirmation. The approval of the Receivership Court may be a general approval for the Receiver to enter into agreements to commute reinsurance agreements, and need not be a specific approval of this agreement. Notwithstanding the reporting provisions of the Reinsurance Agreements, the Parties further agree that the Reinsured shall have no reporting obligations after the date set forth in the first paragraph of this Agreement. Futhermore the Parties agree that this Agreement shall not be effective until is approved by (a) the requisite Holders of the 13% Senior 1st and 2nd Lien Notes issued by WMI Holdings Corp. on March 19, 2012, (b) the requisite Lenders of the WMI Holdings Corp. Financing Agreement dated March 19, 2012, and (c) the State of Hawaii Insurance Department, and if one or more of these entities or groups do not approve, the Agreement shall automatically terminate and be of no force and effect as of the date of such non-approval.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

PMI MORTGAGE INSURANCE CO., in Rehabilitation

By	/s/ Truitte D. Todd
Name: Truitte D. Todd
Title: Special Deputy Receiver

WM Mortgage Reinsurance Company, Inc.

By	/s/ Peter L. Struck
Name: Peter L. Struck
Title: Senior Vice President

SCHEDULE A

NOTICE OF INTENTION

VIA OVERNIGHT MAIL

U.S. Bank, N.A.

Corporate Trust Services

Attn: Mr. Peter Brennan

Vice President

MK-WI-S203

1555 Rivercenter Drive, Suite 203

Milwaukee, WI 53212

Re: Notice of Intention to Terminate Trust Agreement and Request for Disbursement of Assets from Trust Account No. XXX6404

Dear Mr. Brennan:

On July 17, 2012, PMI Mortgage Insurance Co., in Rehabilitation (“PMI”) and WM Mortgage Reinsurance Company, Inc. (“WMRC”) agreed to commute that certain January 1, 2003 Excess of Loss Policy Year Reinsurance Agreement, that certain July 1, 1999 Reinsurance Agreement, that certain January 1, 1999 Facultative Excess Layer Reinsurance Agreement and that certain April 1, 1999 Facultative Excess Layer Primary Mortgage Guarantee Reinsurance Agreement.

Consequently, pursuant to Section 5 of that certain January 1, 2003 Trust Agreement, as amended (the “Trust Agreement”) by and between PMI, as Beneficiary, WMRC, as Grantor, and U.S. Bank, N.A. as Trustee, PMI and WMRC hereby give their joint notice of intention to terminate the Trust Agreement. PMI and WMRC desire an expedited termination of the Trust Agreement and hereby waive the notice requirements contained in Section 5 of the Trust Agreement.

Further, as of the date of receipt of this letter or as soon thereafter as reasonably practicable in accordance with the Trustee’s ordinary business procedures, please distribute the remaining funds in the above-referenced Trust Account, as follows:

1.	$49,000,000 to PMI ; and
2.	All remaining cash and assets to WMRC.

Respectfully,

PMI Mortgage Insurance Co., in Rehabilitation		WM Mortgage Reinsurance Company, Inc.

By	/s/ Truitte D. Todd	By:	/s/ Peter L. Struck
	Name: Truitte D. Todd		Name: Peter L. Struck
	Title: Special Deputy Receiver		Title: Senior VP